PRESS RELEASE                                  SOURCE:  First Trust/Four Corners
                                             Senior Floating Rate Income Fund II

First Trust/Four Corners Senior Floating Rate Income Fund II Announces Commencement of Tender Offer for Its Outstanding Auction Market Preferred Shares

         WHEATON, IL -- (BUSINESS WIRE) -- August 28, 2009 -- First Trust/Four Corners Senior Floating Rate Income Fund II (NYSE: FCT) (the "Fund"), a closed-end fund managed by First Trust Advisors L.P. ("FTA"), announced today that it has commenced an offer to purchase for cash up to 100% of its outstanding Auction Market Preferred Shares (consisting of Series A shares and Series B shares; collectively, the "AMP Shares") at a price equal to 97% of the liquidation preference of $25,000 per share ($24,250 per share). The offer commenced today and will expire at 5:00 P.M., Eastern time, September 28, 2009, or such later date to which the offer is extended.

         Additional terms and conditions of the tender offer are set forth in the Fund's tender offer materials, which will be distributed to holders of AMP Shares. The Altman Group, Inc. will serve as information agent for the tender offer.

         This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Fund. The tender offer is being made only by an offer to purchase, a related letter of transmittal and other documents, which have been filed with the Securities and Exchange Commission as exhibits to a tender offer statement on Schedule TO and are available free of charge at http://www.sec.gov and from the information agent by calling (212) 400-2605. Holders of the AMP Shares should read the relevant offer to purchase and tender offer statement on Schedule TO and related exhibits as they contain important information about the tender offer.



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CONTACT:  Warren Antler - wantler@altmangroup.com, (212) 400-2605

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SOURCE:  First Trust/Four Corners Senior Floating Rate Income Fund II